DISTRIBUTOR AGREEMENT

THIS AGREEMENT made on the 20TH day of November 2000, by and between: EVERBLOOM HEALTH FOOD PTE LTD, a company incorporated in Singapore and having its registered office at 12, Science park Drive #04-01, The Mendel, Singapore Science Park 1, Singapore 118225, (hereinafter referred to as the "Supplier"), and DIETHELM SINGAPORE PTE. LTD., a company irLcorporated in Singapore and having its registered office at 34 Boon Leat Terrace, Off Pasir Panjang Road, Singapore 119866 (hereinafter referred to as the "Distributor").

WHEREAS, the Supplier desires to appoint the Distributor to be the exclusive distributor of the products listed in Schedule A annexed hereto and forming an integral part hereof (hereinafter referred to as the "Products") for all trade channels, in the territory of Singapore (hereinafter referred to a the "Territory") and

WHEREAS, the Distributor has appropriate personnel, facilities and expertise for the successful distribution of the Products in the Territory, and agrees to accept the said appointment.

NOW, THEREFORE it is mutually agreed as follows:

1. Appointment

1.1 With effect from 20th November 2000 (hereinafter referred to as the "Effective Date") the Supplier hereby appoints the Distributor to be the sole and exclusive distributor of the Products, including all revised, improved and extension products thereof, for all trade channels in the Territory, and the Distributor hereby accepts the said appointment

1.2 The Supplier agrees to sell the Products for sale in the Territory exclusively to the Distributor and not to sell the Products to any other party in the Territory or knowingly to any other party outside the Territory who intends to resell the Products in the Territory. The Supplier also agrees to pass any inquiries on or order for the Products received from any other party in the Territory to the Distributor for further processing.

1.3 The Distributor agrees to purchase the Products exclusively from the Supplier and to sell the Products to its customers in the Territory in its own name, for its own account and at its own risk. The Distributor further agrees not to sell the Products outside the Territory or knowingly to any other party inside the Territory who intends to resell the Products outside the Territory.
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2. Changes to Schedule A and Competitive Products

2.1 The Supplier hereby grants to the Distributor ~he right of first refusal to distribute any other new products, which the Supplier desires to have distributed in the Territory. If the Distributor accepts such products within thirty (30) days after receipt of the Supplier's notification thereof, such products shall be added to Schedule A and become t~e Products according to this Agreement.

2.2 No products may be deleted from Schedule A unle,;s mutually agreed by the parties in writing upon the discontinuation or withdrawal of the respective products from the Territory for any commercial reasons or by governmental order.

2.3 During the term hereof, the Distributor shall not, without the Supplier's prior written consent, sell by the same Division in the Territory any other products, which are similar to or competitive with the Products. It is expressly agreed that the said prohibition is not applicable to the physical distribution of any similar or competitive products by the Distributor, and the Distributor is also entitled to sell and distribute the following products without having to request for the Supplier's consent.

(a) All existing product lines of the other supplier,; and manufacturers with whom the Distributor has associated before the Effective Date, a list of which is annexed hereto as Schedule B.

(b) Extension of existing product lines or new product lines of the said suppliers and manufacturers; and

(c) Products of any other companies whose majority shareholding is acquired or taken over by the said suppliers and manufacturers.

3. Prices and Payment Terms

3.1 The Distributor shall purchase the Products from the Supplier according to the Supplier's transfer prices valid on the date of issuance of invoices therefor by the Supplier. The transfer prices valid on the Effective Date are listed in Schedule A.

3.2 The Supplier may revise its transfer prices of the Products at any time deemed appropriate, but the Supplier shall give the Distributor written 2 notice thereof not less than two (2) months in advance and the new prices shall be valid as from the beginning of a calendar month.

                                       1
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3.3  The  Distributor  shall  provide  appropriate  warehousing  space  for  the
     Supplier to store the Products (including promotional matorials, sample products and literature) sufficient for thirty (30) days' sales without any charge to Supplier, and the Distributor shall also arrange for proper insurance thereof at the Distributor's own cost.

3.3 The Supplier shall deliver the Products to the Distributor's Distribution center at 34 Boon Leat Terrace, Singapore 119866, or any other address to be notified by the Distributor at the Supplier's own cost and shall issue proper VAT tax invoices upon each delivery thereof. The Supplier also agrees to remove slow moving items of the Products with stock in excess of 30 days sale from the Distributor's Distribution Center immediately upon request.

3.4 The Products stored in the Distributor's Distribution Center shall remain the Supplier's property, but the Distributor is entitled to draw from such stock the Products required for sale and delivery to the: Distributor's customers and shall report to the Supplier the details and quantities of the Products drawn during each calendar month.

3.6 The Supplier will issue an invoice to the Distributor once a month at the end of every calendar month for the Products, which the Distributor shall have distributed during the respective month, and the Distributor shall pay the Supplier according to the said invoice within sixty (60) days after the date each invoice.

4. Distributor's Undertakings

4.1 The Distributor agrees to use its best endeavours to sell, distribute and promote sale of the Products in the Territory, and to be responsive for its own sales, distribution and administration expenses.

4.2 The Distributor agrees to sell the Products according to the pricing structure previously notified to the Supplier, and not to revise the said pricing structure without first informing the Supplier not less than one
     (1) month advance.

4.3 The Distributor agrees to properly look after the stock of the Products stored at the Distributor's Distribution Center and to draw and deliver the Products on the first-in first-out basis. The Dista'ibutor further agrees to notify the Supplier of its requirement of the Products as accurately and as far in advance as possible.

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4.4  The  Distributor  shall  keep  full and true  books of  accounts  and other records with sufficient details so that all economic transactions between the parties may be easily verified by the parties. The Distributor shall also provide the Supplier with any reports and statistics, which may be reasonably requested for by the Supplier.

4.5 The Distributor shall obtain and preserve all governmental registrations; permits and licenses, which may be required for its sale and distribution of the Products in the Territory and shall properly, comply with all relevant laws of the Territory. The Distributor shall also keep the Supplier informed of the laws governing the Products and any changes thereto.

5.   Supplier's Undertakings

5.1 The Supplier shall be responsible and pay for all advertising and promotional expenses in relation to the Products in the Territory, and further agrees to provide to the Distributor free of charge reasonable quantity of commercial literature, brochures and advertising and promotional materials required for promotion of the Products.

5.2 The Supplier shall also have full responsibility for free-of-charge goods, special discounts to the trade, listing fees and annual trade rebates relating to the Products, as well as re-distribution fees payable to central distribution centers of chain retail stores less any saving to the Distributor from delivery thereto, and shall fully reimburse the Distributor within sixty (60) days after receipt of each statement of expenditures from the Distributor.

5.3 The Supplier shall be responsible for all market hy~Tene expenses, including defective, spoilt, expired and recalled Products returned from the trade, except for the Products damaged during storage by and/or delivery from the Distributor to the trade due to the Distributor's own fault or negligence.

6.      Trademarks

6.1 All trademarks and trade names used for the Products are owned by and shall remain the property of the Supplier, and the Distributor's use thereof or performance according to this Agreement shall not create any right thereto for the Distributor.

6.2 The Supplier shall be responsible for the registration and renewal of the said trademarks and trade names in the Territory and bear all costs and expenses in connection therewith.


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6.3  The Distributor shall sell the Products in the original  packaging with the said trademarks and trade names, and shall not apply any other trademark or trade name to the Products.

6.4 The Distributor shall immediately inform the Supplier of any infringement of the said trademarks and/or trade names which the Distributor may know of and shall assist the Supplier in any proceedings necessary for eliminating or restraining such infringement at supplier's own cost and expense.

6.5 The Supplier warrants that the production, sale and distribution of the Products in the Territory will not infringe any intellectual property right, including but not limited to trademark, patents and copyright, of any third party, and the Supplier hereby agrees and undertakes to indemnify and hold the Distributor harmless from and against any claims, suits, charges, penalty, liabilities, damages, compensation, costs and expenses (including reasonable court fees and attorney charges) which may arise from such infringement or alleged infringement.


7.   Duration and Termination

7.1 This Agreement shall commence as from the Effective Date and shall remain valid and enforceable for an initial fixed period of two (2) years and, unless either party shall have notified the other party of ills intention not to renew this Agreement in writing not less than six (6) months before the said expiry date, this Agreement shall be automatically renewed and extended for additional periods of one (1) year each until either party shall have notified the other party of its intention not to renew in writing not less than six (6) months before the expiry of any renewal period.

7.2 In the event that either party becomes insolvent or bankrupt, is dissolved or liquidated, or is in breach of any material provision hereof and fails to rectify such breach within thirty (30) after receipt of the other party's written complaint thereof, the other party is entitled to forthwith terminate this Agreement.

7.3 Except for those clearly stipulated herein, neither party shall be entitled to claim for any compensation or damages resulting from the expiration or termination of this Agreement according to the provisions hereof, but the expiration or termination of this Agreement shall not affect any rights and/or obligations of either party which shall have accrued according to the provision hereof prior to the expiration of termination date. In the event that either party intentionally breaches any provisions hereof or unilaterally terminates this Agreement without any justifiable .cause, the other party is 5 entitled to claim for compensation and damages, including consequential and incidental damages, from the defaulting party.

7.4 After expiry or termination of this Agreement, the Supplier shall remove all stock of the Products as well as promotional materials, sample products and literature of the Supplier from the Distributor's Distribution Center within seven (7) days thereafter.

7.5 The parties shall render final accounts, set off all outstanding accounts and pay the balance within thirty (30) days thereafter. The Supplier shall also take back and compensate the Distributor for any defective, spoilt, expired or recalled Products returned from the trade within ffu'ee (3) months thereafter.

8.   Warranty and Indemnity

8.1 The Supplier warrants that the Products to be supplied to the Distributor according to this Agreement shall be suitable for use as indicated in the Supplier's literature and brochures, and also be of good quality, in line with the specifications, and free from any defected or manufacturing fault.

8.2 TheSupplier shall be solely responsible for all product liabilities, and shall indemnify and hold the Distributor harmless from and against any claims suits, charges, penalty, liabilities, damages, compensation, costs and expenses (including reasonable court fees and attorney charges) connection with any injury or health hazards resulting from use of the Products by any consumers. The Supplier shall also be responsible and pay for all costs and expenses in relation to the recall of any of the Products, whether such recall is by governmental order or voluntary by the Supplier.

8.3 The Distributor shall not make any representation or warranty relating to the Products which is not in line with those of the Supplier or which is not previously approved by the Supplier.

8.4 The Supplier's warranties and undertakings stipulated in Clause 6.5, 8.1 and 8.2 above should survive the expiration or te~ndnation of this Agreement.

9.   Assignment and Transfer

9.1 The appointment made and the rights granted by the Supplier hereunder are personal to the Distributor, and the Distributor may not assign or transfer any of its rights and/or obligations hereunder to any other party without the prior written consent of the Supplier.

9.2 The Supplier is entitled to assign or transfer any of its rights and/or obligations hereunder to any of its parent, subsidiary or affiliated companies.

9.3 Subject to the provision stipulated in Clause 9.1 above, this Agreement shall be binding on and inure to the benefit of the successors, permitted assigns or transferees of the parties.

10. Contractual Relationship

10.1 The contractual relationship assumed by the parties hereunder is that of a seller by the Supplier and an independent purchaser by the Distributor.

10.2 Neither this Agreement nor any performance required hereunder constitutes or appoints either party an agent or' a representative of the other party, and no party is authorized or empowered to act for, represent or bind the other party in any manner whatsoever.

10.3 Except for those clearly stipulated otherwise in thJ~ Agreement, each party shall be solely responsible for all expenses, cost, liabilities and claims resulting from its operations and performance of its obligations hereunder.

11. Governing Laws and Jurisdiction

11.1 This Agreement shall be governed by and consb:ued in accordance with the laws of Singapore.

11.2 The parties hereby unconditionally submit to the exclusive jurisdiction of the competent courts in the Republic of Singapore.

12. Entire Agreement

12.1 This Agreement constitutes and encompasses the entire agreement and understanding of the parties on the subject matter hereof and shall supersede all previous agreements, understanding, negotiation and representation of the parties on the same subject matter, whether written or verbal, express or implied.

12.2 No amendment to or revision of this Agreement is valid and effective unless it is made in writing and duly signed by the authorized signatories. of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement in the presence of the witnesses hereof.

Everbloom Health Food Pte Ltd
Mr. Joe C.E. Lim J
President & Chief Operating Office~ General Manager
DIETHELM SINGAPORE PTE. LTD.
By"
Mr. K. C. Chua
Managing Director
Witnesses:
Mr. Leonard
General Manager